UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the SEC Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Legacy Acquisition Corp.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

The Cincinnati Business Courier published an interview with Edwin J. Rigaud, the Chief Executive Officer of Legacy Acquisition Corp. (“Legacy”), in which Mr. Rigaud discussed, among other topics, the proposal to amend Legacy’s amended and restated certificate of incorporation to extend the date by which Legacy has to consummate a business combination, and Legacy’s proposed acquisition of the issued and outstanding shares of a to be formed wholly-owned holding company organized in the Cayman Islands that, at closing, will hold the Blue Impact group business, a digital-first, global advertising and marketing services group.

The communication listed above was first used or made available on August 27, 2019.

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From the Cincinnati Business Courier:
https://www.bizjournals.com/cincinnati/news/2019/08/27/exclusive-legacy-s-rigaud-to-step-down-after-his.html

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EXCLUSIVE: Legacy’s Rigaud to step down after his firm’s $600 million acquisition is complete

Aug 27, 2019, 2:38pm EDT

CORRIE SCHAFFELD

Ed Rigaud will step down from an active role in Legacy Acquisition Corp. once the company he founded completes its huge acquisition.

Former Procter & Gamble Co. executive and Cincinnati entrepreneur Ed Rigaud will step down from an active role in Legacy Acquisition Corp. once the company he founded completes its huge acquisition that could be worth more than $600 million.

Rigaud, Legacy’s CEO, told me Tuesday he won’t be involved after the company acquires five divisions from Chinese marketing services company Blue Focus in a deal expected to be completed by year-end.

“By my own choice, I’m deciding not to take an active role,” Rigaud told me in an exclusive interview.

Rigaud, 76, still has plenty to keep him busy after wrapping up the two-year search to acquire a company.

He’ll keep running EnovaPremier, his Louisville-based plastics auto components company. And he said he’ll be able to focus on Queen City Hills, the commercial real estate development company run by his family and the family of David Foxx, who is a co-investor in Legacy and runs D.E. Foxx, a downtown-based company that has businesses in construction services, logistics and supply chain management. That firm has development rights to the southwest corner of Martin Luther King Drive and Reading Road, in the innovation corridor near the new Interstate 71 interchange.

“It’s very, very hot,” Rigaud said of that area.

Legacy announced the deal Friday, wrapping up a lengthy search for an acquisition target. Legacy had gone public in November 2017 by raising $300 million in an IPO as a special purpose acquisition company. That means it had no assets or operations and raised money purely to acquire another company. Legacy went public with the promise it would invest the money in an acquisition within two years, so the clock was ticking.

Legacy ran more than 370 companies through its internal screening process to find an acquisition target, Rigaud said. It met with quite a few of those.

It hadn’t initially expected to buy a marketing services operation, instead focusing on consumer businesses. But it ran across a few companies in that field, including Blue Focus and its Blue Impact businesses in the U.S. and elsewhere.

“We got to thinking this is in our wheelhouse because we’re students of the founders of advertising,” Rigaud said, referencing the Procter & Gamble Co. roots he and many of Legacy’s other leaders possess. “When we came upon this one, it seemed like a really good fit.”

That was more than a year ago. It’s a complex deal, partly because of language barriers and different regulations and accounting systems in China compared with the U.S.

It was made somewhat smoother because Brett Marchand, who runs one of the divisions Legacy is acquiring and will become CEO of the company that will be renamed Blue Impact Inc. once the deal is complete, is a former P&Ger, too. He and Legacy president Darryl McCall worked for P&G in Canada at the same time, although they didn’t know each other.

“That wasn’t a requirement or a goal, but it was a happy coincidence,” Rigaud said of Marchand’s P&G background. “It’s been very helpful to speak the same language.”

The deal will still take a while to complete. Rigaud said there’s a “slim chance” it’ll be wrapped up by the Nov. 21 deadline. But Legacy has already requested a two-month extension that requires shareholder approval.

“The extension will give us a couple months of cushion,” Rigaud said. “I sure hope” it’s approved.

Rigaud isn’t celebrating yet, knowing there’s more work to do.

“Personally, I don’t celebrate very long or hard,” he said. “We’re absolutely not at the end. It’s a milestone. I do enjoy seeing the others celebrate the milestone. But then it’s nose to the grindstone again.”

Steve Watkins

Staff Reporter

Cincinnati Business Courier

Important Information About the Proposed Transaction and the Extension and Where to Find It

In connection with the proposed transaction, Legacy intends to file a preliminary proxy statement and a definitive proxy statement with the SEC. In addition, Legacy has filed a preliminary proxy statement and intends to file a definitive proxy statement to be used at its special meeting of stockholders to approve an extension of time in which Legacy must complete a business combination or liquidate the trust account that holds the proceeds of Legacy’s initial public offering (the “Extension”). Legacy will mail the definitive proxy statement relating to the Extension to its stockholders of record as of September 6, 2019. Legacy’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statements and the amendments thereto and the definitive proxy statements and documents incorporated by reference therein filed in connection the Extension and the proposed transaction, as these materials will contain important information about the Extension, the Blue Impact business, Legacy and the proposed transaction contemplated by the share exchange agreement. When available, the definitive proxy statement and other relevant materials for the proposed transaction will be mailed to stockholders of Legacy as of a record date to be established for voting on the proposed transaction. Stockholders will also be able to obtain copies of the preliminary proxy statements, the definitive proxy statements and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov, or by directing a request to: Legacy Acquisition Corp., 1308 Race Street, Suite 200, Cincinnati, Ohio 45202, Attention: Secretary, (513) 618-7161.

Participants in the Solicitation

Legacy and its directors and executive officers may be deemed participants in the solicitation of proxies from Legacy’s stockholders with respect to the proposed transaction and the Extension. A list of the names of those directors and executive officers and a description of their interests in Legacy is contained in Legacy’s annual report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request Legacy Acquisition Corp., 1308 Race Street, Suite 200, Cincinnati, Ohio 45202, Attention: Secretary, (513) 618-7161. Additional information regarding the interests of such participants will be contained in the proxy statement for the proposed transaction and the Extension when available.

Blue Valor, Blue Focus Intelligent Communications Group and their respective directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Legacy in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the proposed transaction will be included in the proxy statement for the proposed transaction when available.

Forward-Looking Statements:

This Schedule 14A filing includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Legacy’s and the Blue Impact business’ actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “propose,” “plan,” “contemplate,” “may,” “will,” “shall,” “would,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “positioned,” “goal,” “conditional” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the anticipated portfolio of assets and agencies to comprise the Blue Impact business, Legacy’s anticipated name following the closing of the proposed transaction, the expectation that shares of the post-acquisition company will trade on the New York Stock Exchange following closing, the anticipated closing consideration for the proposed transaction, projected cash available for acquisitions and working capital following the closing and the anticipated closing date of the proposed transaction.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Legacy’s and the Blue Impact business’ control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the share exchange agreement, (2) the outcome of any legal proceedings that may be instituted against Legacy and other transaction parties following the announcement of the share exchange agreement and the transactions contemplated therein; (3) the inability to complete the proposed transaction, including due to failure to obtain approval of the stockholders of Legacy or other conditions to closing in the share exchange agreement; (4) the occurrence of any event, change or other circumstance that could otherwise cause the transaction to fail to close; (5) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed transaction; (6) the inability to obtain or maintain the listing of the post-acquisition company’s common stock on the New York Stock Exchange following the proposed transaction; (7) the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the proposed transaction; (8) the ability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, competition, the ability of the combined company to operate cohesively as a standalone group, grow and manage growth profitably and retain its key employees; (9) costs related to the proposed transaction; (10) changes in applicable laws or regulations; (11) the possibility that the Blue Impact business or the combined company may be adversely affected by other economic business, and/or competitive factors; (12) the aggregate number of Legacy shares requested to be redeemed by Legacy’s stockholders in connection with the proposed transaction and the Extension; (13) the risk that current trends in digital media and marketing decelerate or do not continue; (14) the potential delay in completing the ongoing audit of the 2017 and 2018 financial statements and the potential for audit and other related adjustments to the financial results for such periods; (15) estimates for the financial performance of the Blue Impact business may prove to be incorrect or materially different from actual results; and (16) other risks and uncertainties indicated from time to time in the proxy statement relating to the proposed transaction, including those under “Risk Factors” therein, and in Legacy’s other filings with the SEC. Legacy cautions that the foregoing list of factors is not exclusive. Legacy cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Legacy does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

No Offer or Solicitation:

This Schedule 14A filing shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This Schedule 14A filing shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended.